U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INTIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or
 Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of Reporting Person  2. Date of Event Requiring   4. Issuer Name and Ticker or Trading Symbol
                                         State-                       Maritime Transport & Technology, Inc.   MITR
                                         Ment (Month/Day/Year)
                                                      4/15/98
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       (Last)                                                         5. Relationship of Reporting Person to       6. If Amendment,
(First)                    (Middle)                                   Issuer                                       Date of Original
                                                                                (Check all applicable)             (Month/Day/Year)
         Bergleitner
George                                                                Director
                                                                      ____ 10% Owner
                                                                      _x___ Officer  (give title below)
                                                                      _____  Other

                                                                      (specify below)
                                                                                 _____________________________
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                                         3. IRS or Social Security
                                         Number
                                         of Reporting Person
                                         (Voluntary)
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                         (Street)
           108 Main St.
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     (City)
(State)                       (Zip)                                     Table I - Non-Derivative Securities Beneficially Owned
Stamford               New York     12167
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1. Title of Security                                    2. Amount of Securities         3. Ownership  4. Nature of Indirect
    (Instr. 4)                                              Beneficially Owned            Form :         Beneficial Ownership
                                                            (Instr. 4)                  Direct           (Instr. 5)
                                                                                        (D) or
                                                                                        Indirect
                                                                                        (I)
                                                                                        (Instr. 5)
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Common Stock                                            225,000                          D
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
     Table II - Derivative  Securities  Beneficially  Owned (e.g.  puts,  calls, warrants, options, covertible securities)

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
1. Title of Derivative  2. Date 3. Title and Amount of Securities          4.Conver-si5.          6. Nature of Indirect beneficial
   Security (Instr. 4)           Exercisable and   Underlying Derivative Security (Instr. 4)  or    Owner-ship  Ownership (Instr. 5)
                                 Expiation Date                                               Exercise   Form of
                                 (Month/Day/Year)                                             Price of   Deriv-ative
                                                                                              Derivative Sec-
                                                                                              Security   urity:
                                                                                                         Direct
                                                                                                         (D) or
                                                                                                         Indirect
                                                                                                         (I)
                                                                                                         (Instr. 5)
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                                                                                   Amount
                                 Date     Expiration                               or
                                 Exer-cisaDate                 Title               Number
                                                                                   of
                                                                                   Shares
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Explanation of Responses


                                                            /s/ George Bergleitner                                      4/28/98
** Intentional Misstatements or omissions              ** Signature of Reporting Person                           Date
of facts constitute Federal Criminal Violations
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


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